Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. ANNOUNCES THE RESIGNATION
OF ITS CHIEF FINANCIAL OFFICER

CHESTERFIELD, Mo., - January 3, 2006 - Insituform Technologies, Inc. (Nasdaq: INSU) announced today that Chief Financial Officer Christian G. Farman has resigned to pursue other professional opportunities.

Thomas S. Rooney, Jr., president and chief executive officer, commented, “Chris has made a number of positive contributions to operations in his two years with Insituform and I wish him success in his future endeavors.” Mr. Rooney further commented, “We are immediately initiating a national search for a CFO. In the meantime, David A. Martin, the Company’s controller, is well qualified to head our financial team.” Mr. Martin, a certified public accountant, has served as the Company’s controller for two years, following two and one-half years as controller of Insituform’s European operations. Mr. Martin joined Insituform in 1993 from BDO Seidman, LLP, where he was a senior accountant.

Insituform Technologies, Inc. is a leading worldwide provider of technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

For further information, contact
Michele Lucas 636-530-8000